(d)(1)(v)

November 15, 2019

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, as amended, between Voya Mutual Funds (“VMF”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee rate for Voya Multi-Manager International Small Cap Fund (the “Fund”), effective at the close of business on November 15, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual investment management fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified investment management fee rate for the Fund by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Mutual Funds

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA MUTUAL FUNDS

and

VOYA INVESTMENTS LLC

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
Voya CBRE Global Infrastructure Fund	1.000% on all assets
Voya Diversified Emerging Markets Debt Fund	0.800% on all assets
Voya Global Bond Fund	0.500% on all assets
Voya Global Corporate Leaders® 100 Fund	0.500% on all assets
Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund)	Direct Investments(1) 0.400% on assets Underlying Funds(2) 0.180% on assets

(1) “Direct Investments” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

(2) “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
Voya Global Equity Dividend Fund	0.500% on all assets
Voya Global Equity Fund	0.500% on all assets
Voya Global Perspectives® Fund	Direct Investments(1) 0.400% on assets Underlying Funds(2) 0.200% on assets
Voya Global Real Estate Fund	0.900% of the first $250 million of assets; 0.875% of the next $250 million of assets; and 0.800% thereafter
Voya International High Dividend Low Volatility Fund	0.500% on all assets
Voya International Real Estate Fund	0.900% on the first $250 million of assets; 0.800% on the next $250 million of assets; and 0.700% thereafter
Voya Multi-Manager Emerging Markets Equity Fund	Actively Managed Assets(3) 1.100% on assets Passively Managed Assets(4) 0.700% on assets
Voya Multi-Manager International Equity Fund	0.850% on all assets

(1) “Direct Investments” shall mean assets which are not Underlying Funds.

(2) “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

(3) “Actively Managed Assets” shall mean assets which are not “Passively Managed Assets.”

(4) “Passively Managed Assets” shall mean assets which are managed with a goal of replicating an index.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
Voya Multi-Manager International Factors Fund	0.650% on all assets
Voya Multi-Manager International Small Cap Fund	1.000% of the first $500 million of assets; 0.950% of the next $500 million of assets; and 0.900% thereafter
Voya Russia Fund	1.350% on all assets

Effective date:  At the close of business on November 15, 2019, to reflect a modification to the investment management fee rate for Voya Multi-Manager International Small Cap Fund.